Filed Pursuant to Rule 433

Registration No. 333-265158

Fact Sheet | June 10, 2024
Buffered Callable Contingent Coupon Notes
Issuer:
Barclays Bank PLC
Tenor:
Approximately 3 years
Reference Assets:
The S&P 500 Index (Bloomberg ticker: “SPX <Index>”), the Russell 2000 Index (Bloomberg ticker: “RTY <Index>”) and Utilities Select Sector SPDR Fund (Bloomberg ticker: “XLU <Equity>”) (each, a 'Reference Asset')
Buffer Value:
For each Reference Asset, 75.00% of its Initial Value
Buffer percentage:
25.00%
Downside Leverage Factor:
1.333333
Coupon Barrier Value:
For each Reference Asset, 75.00% of its Initial Value
Contingent Coupon Amount:
$8.542 per month (based on 10.25% per annum rate), to be determined on the Initial Valuation Date.
Selected Structure Definitions
Early Redemption at the Option of the Issuer:
The notes cannot be redeemed for approximately the first three months after the Issue Date. We may redeem the Notes (in whole but not in part) at our sole discretion without your consent on any Call Valuation Date a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to the Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date.
Contingent Coupon:
If, on any Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date.
Payment at Maturity:
If the Notes are not redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to any Contingent Coupon that may be payable on such date) equal to:
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If the Final Value of the Least Performing Reference Asset is greater than or equal to its Buffer Value, $1,000 per $1,000 principal amount note
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If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, an amount calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]
If the Final Value of the Least Performing Reference Asset is less than its Buffer Value you will lose 1.33333% of the principal amount of your notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -25.00%. You may lose up to 99.99998% of the principal amount of your notes at maturity.
Redemption Price:
$1,000 per $1,000 principal amount note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date.
All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated June 6, 2024 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

Hypothetical Payment at Maturity
CUSIP / ISIN:
06745U6U9 / US06745U6U92
Initial Value:
The Closing Value of the Reference Assets on the Initial Valuation Date.
Final Value:
The Closing Value of the Reference Assets on the Final Valuation Date.
Initial Valuation Date:
June 14, 2024
Issue Date:
June 20, 2024
Final Valuation Date:
April 14, 2027
Maturity Date:
April 19, 2027
The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

Fact Sheet | June 10, 2024
Buffered Callable Contingent Coupon Notes
Summary Characteristics of the Notes
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Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 0.30% of the principal amount of the notes, or up to $3.00 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.
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Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $968.90 and $988.90 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.
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Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You may lose some or all of your principal if the notes are not redeemed, and the Final Value of any Reference Asset is less than its Buffer Value. You may lose up to 99.99998% of your principal amount.
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Potential Return is Limited to the Contingent Coupons, if Any—The potential positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes.
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Early Redemption and Reinvestment Risk—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with a similar level of risk and yield.

Summary Risk Considerations
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Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.
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U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.
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Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes.
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Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.
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Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.
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Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement.
Other Information
This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink:
https://www.sec.gov/Archives/edgar/data/312070/000148105724007842/form424b2.htm
You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes.
You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.